Conference Call Transcript

Q2 2003 BriteSmile Earnings Conference Call
August 7, 2003 4:15 p.m. ET


COPRORATE PARTICIPANTS

Tony Pilaro
BriteSmile - Chairman

Bruce Fleming
BriteSmile - President

John Doing
BriteSmile - CFO

Kelly Sullivan
BriteSmile


CONFERENCE CALL PARTICIPANTS

Esther Cho
Wave Mark Partners

Andrew May
San Jacinto Securities

Josh Wein
Bellator

Les Overway private investor.

Eduardo Sanchez
private investor

Atilo Brillemberg
private investor
















PRESENTATION

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Operator

Good afternoon and welcome, ladies and gentlemen, to the BriteSmile 2003 second quarter earnings conference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. If you would like to access a replay for this conference, you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 301223. At the request of the company, we will open the conference up for questions and answers following the presentation. I will now turn the conference over to Kelly Sullivan. Please go ahead, Kelly.

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Kelly Sullivan - BriteSmile

Thank you. Good afternoon and welcome to the BriteSmile second quarter earnings conference call. Thank you for joining us. If you have not received a copy of the news release, you will find it on the company website at www.britesmile.com, b-r-i-t-e-smile.com, within the "Company" section of the site. You may also call Judy Lee at 212-515-1920. Joining the call today is Tony Pilaro, Chairman of the Board; Bruce Fleming, President, and John Doing, Chief Financial Officer.

Before we begin, I would like to remind everyone that comments made in today's call may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements using the terms "believe, anticipates" or similar expressions are forward-looking statements. For a more detailed understanding of the risks and uncertainties associated with BriteSmile, I would refer you to the most recent copies of the company's 10K and 10Q. Now I'll turn the call over to BriteSmile's Chairman, Tony Pilaro, for an update on the company's performance this quarter. The line will be open to questions following these brief remarks. Tony?

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Tony Pilaro - BriteSmile - Chairman

Welcome and thank you for attending today's call. I'm designated hitter for John Reed today, our CEO, who is suffering some discomfort from a kidney stone attack last night. He is well and extends his best wishes to all of his friends on the call today.

The subjects that we are going to cover today to review Q2, some brief headlines. Bruce Flemming will address operational review of the company and then we will take your questions and answers. The driver of our business procedures Q2 this year were 43,404 versus 43,867, a reduction of minus one percent. Sequentially, we were up 24 percent - 34,987 versus 43,404. Revenues were virtually flat at 11 million Q2 versus 11 million last year Q2. Sequentially, we were up 22.2 percent against 9 million of last year. Total expenses Q2 were 12 million 9 versus last year 13 million 9, favorable reduction of 7 percent. Sequentially we're up 11.4 percent. A bitter [sic] for the year was negative 40,500 versus 1 million 4 last year, an improvement of 97 percent. Earnings per share were a loss of 88 cents this quarter versus $1.23 last year, a 28.5 percent improvement. On the distribution side, percenters were flat at
14. The AC count this year is 4,859 versus 4,400 last year. And sequentially we were slightly up 3.6 percent.

I would like to touch upon some of the positive elements of the corner of the quarter. Our center productivity procedures were up 10 percent, sequentially we're up 31 percent. International, the quarter we were up 20.6 percent, sequentially we're up 58.8 percent. Our associated centers sequentially were up
12.7 percent and it's the only negative performance we have, we were down 10.2 percent last year versus this year.

Looking forward we are in our center business we're expecting to expand our center business rather aggressively over the next 12 to 18 months. We'll be opening up a center in Soho in New York at 131 Prince Street. We have identified 15 locations in the United States and the expectation is on the assumption only that we have zero location, absolutely a location that we will expect to have 10 new centers in the United States open in the next 12 to 18 months. Bruce will allude to our new product, the Magic Mirror, which not only is a sales aid for the associated centers, but we're intending to use the Magic Mirror, which is a digital camera that demonstrates and reflects your picture of yourself today, the whitening your teeth as they look today and as they will look after the BriteSmile procedure. This is a tool that we're using in the centers but we are also intending to test using this as a means of expanding our points of distribution in the United States. Toward this end, we expect to open and test some self-standing small retail stores that will sell our expanded product line that will take pre-orders in our centers for our centers and our center markets NRAC's. We are hopeful of opening at least two leased department in department stores and we will have some self-standing seasonal kiosks. We have done this successfully in the past at Christmas time. But we are supplementing our point of sale selling technique with a plasma screen Magic Mirror and hand-held Magic Mirrors.

International, some points of interest and headlines in international. We have a footprint in 77 countries around the world with absolutely leading dentists in this area. We suffered from the SARS epidemic in the Far East but that is coming to an end. We're beginning to see some upticks in the Far East in all areas, with the exception of Hong Kong. Our previously announced 20 center European center partner, we have changed that distribution contract and we have reduced that to seven centers in that contract, in view of the demand that has emerged from our distributors in Europe. In Greece, Germany, Scandinavia, Israel, South Africa and in the Mid East, we expect to be opening up centers. Other headlines internationally, we have hired an Executive Vice President of Marketing. We are opening up an assist desk in Europe, which is that service desk that is in direct contact with the associated dentists where we will actively market. We have not actively marketed in Europe or elsewhere internationally. We have depended upon our distributors but we are rearranging our distributorship arrangements where we are doing co-op advertising in Europe. Interesting note on the difference of the productivity outside the United States and inside the United States. Outside the United States, the dentists have not experienced the


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pent-up demand from trays and other archaic methods of whitening teeth. And it's graphically demonstrated. We have two dentists outside the United States, one
Dr. Hamid Hamid [sp] in Saudi Arabia. He will do between 700 and 800 procedures this year and Dr. Wong in Taiwan will do over 500.

With respect to the associated centers, as an effort to increase productivity, we have reassessed our contractual relationship and we are now altering the relationship with the new associated dentists. And we are only offering package A and package B where they make a firm commitment guaranteeing either 60 or 30 procedures a year. Those are at that inflection point where we have been managing the company to preserve cash during the economic sort of luxury business retail downturn and we are ready to emerge out of that posture and we are implementing our growth model.

Cash on hand right now, we have credit facilities and cash on hand of $6 million and that is supplemented by a $2 million subscription by the largest shareholder, LCO, to support the acquisition of the intellectual property recently closed here with Eric Montgomery [sp]. And that cash is going into our subsidiary, BriteSmile Development, Incorporated. In connection with the acquisition of Eric's intellectual property, and I believe that we will be creating significant shareholder value with the addition of this intellectual property. We have the exclusive on the light activated with Eric's company. We did not have the exclusive with respect to over-the-counter intellectual property. And Bruce will allude to our new product, BriteSmile To Go, which was the primary reason occasioning for the acquisition of this intellectual property. We wanted to control the intellectual property in the over-the-counter area to the extent that we can with this body of IP. I might add towards this end, two major corporations, we are in discussions with companies who have approached us seeking to license and engage in some strategic alliance. Bruce will allude to the Magic Mirror and our BriteSmile To Go new offering. Bruce.

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Bruce Flemming - BriteSmile - President

OK, thanks, Tony. Let me talk a little bit about our operating environment. First, we're making very good progress in marketing efficiency. This is job number one. For the second quarter, we achieved $4.34 of revenue for every marketing dollar spent. That's versus $2.60 during the year ago quarter or a 90 percent increase in efficiency. Our call center continued to improve with higher conversion rates versus a year ago. We've been building our caller database, we're remarketing to past clients and also to respondent non-buyers. I believe that this performance is now predictable and scalable.

At a tactical level, we've worked to optimize the mix of radio and TV spending to reach the proper audience with the right frequency. So we've added more variety to our marketing programs and we're less reliant on any one tactic. We're distributing gift certificates in related products, such as the ultra premium Sonicare Power II toothbrush and with other products and organizations which have similar target audiences as ours. Additionally, we're increasing our web related activities. All these efforts improve our efficiency and now that we've established an effective and efficient spending program, our job is to scale it up.

Second, as previously announced, we're working hard to build the product line. We improved the base light activated BriteSmile treatment in terms of whitening, plus 12 percent on average. And this baseline improvement began shipping in June. Anecdotally, we're receiving positive feedback from dentists confirming even better whitening and lower sensitivity than the already low incidence that we already have.

We announced the launch of the BriteSmile Magic Mirror last week. This is a practice-building productivity tool that's available exclusively to BriteSmile dentists worldwide. With a click of a button, as Tony mentioned, this mirror, which is proprietary to us, shows a client what his or her smile would look like with a BriteSmile treatment. We began selling this unique mirror to our associated center network last week and just this week here in Chicago one hygienist told us that our Magic Mirror was better than Snow White's. While that


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was flattering, our armor is for real and it's our intention to encourage every hygienist to use the Magic Mirror at each regular check-up, right after the cleaning. So it's a productivity tool. In our opinion, there's no better way to change behavior and to show a real-time before and after image on the patient's own smile. It will build productivity.

As we speak, we're launching another new product, which Tony alluded to. It's designed to bring more consumers into the BriteSmile franchise. It's called BriteSmile To Go. It's an easy to use personal care whitening product for home use. It's easy, it works and we're convinced it will attract more people to our brand and trade them up to the light activated treatment. It will have great appeal to our past customers as well.

Beyond immediate new product introductions, we're planning for the future. BriteSmile Development, Inc. was formed as a subsidiary to develop these products. Earlier in the year a peer reviewed study was published that confirmed the whitening efficacy of BriteSmile. And it also found a significant improvement in gum health. We've acquired Oral Care patents to complement our existing portfolio and build upon our research findings. And we see numerous ways to build the BriteSmile brand equity with new products based on scientific research and further consumer insight.

Third, we're reviewing ways to expand our spa and associated center footprints in a profitable manner. Tony mentioned that we're planning to open a new spa in Manhattan's Soho district. Our 57th Street store is really successful and it just makes business sense to expand our presence in New York City. Beyond this, we're targeting other population centers with the addition of a flagship BriteSmile spa or at least a department store hub, if you will. And the new associated center dentist as the spokes could really help build our brand awareness. So with this focused geographic expansion, it really justified the advertising in the community which creates the buzz, which in turn helps our whole network.

So in summary, we're improving the operational efficiency, we're launching new products, we're developing more products for the future and we're planning to expand our footprint in a profitable manner. So with that, Tony and I would be happy to take any questions.

QUESTION AND ANSWER

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Operator

Thank you. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing the numbers. Should you have a question, please press star one on your pushbutton telephone, at this time. If you wish to withdraw your question, please press star two. Your questions will be taken in order they are received. Please stand by for your first question. Once again, ladies and gentlemen, the floor is now open for questions. If you do have a question please press star one on your pushbutton telephone. Thank you. Our first question comes from Esther Cho [sp] with Wave Mark Partners. Please state your question.

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Esther Cho - Wave Mark Partners

Hi. I was wondering, can you guys give some kind of outlook for the remainder of the year or do you guys not give guidance?

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Tony Pilaro - BriteSmile - Chairman

We don't give guidance.

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Esther Cho - Wave Mark Partners

OK and then just some balance sheet questions. Can you help me what your debt was this quarter?

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Tony Pilaro - BriteSmile - Chairman

What?

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Esther Cho - Wave Mark Partners

The debt?

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Tony Pilaro - BriteSmile - Chairman

The debt this quarter? Total debt outstanding was 16.1 at June 28th.

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Esther Cho - Wave Mark Partners

OK and your total cash was--

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Tony Pilaro - BriteSmile - Chairman

It was 2 million, unrestricted. And well, we've got lines of credit of 4 million in addition.

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Esther Cho - Wave Mark Partners

OK, all right, thanks.

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Operator

Thank you. Our next question comes from Andrew May with San Jacinto Securities. Please state your question.

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Andrew May - San Jacinto Securities

Hi guys, how are you doing?

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Tony Pilaro - BriteSmile - Chairman

Good, Andrew.

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Andrew May - San Jacinto Securities

I was calling to ask you what gives you the feeling that now is the time to begin the growth of your centers? What is it that's out there that makes you confident that you'll be successful?

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Bruce Flemming - BriteSmile - President

Well one thing, Andrew, is that we've clearly established the efficiency of our marketing spending. And we basically doubled it, almost doubled it. So we have a formula that we feel is pretty scalable. Beyond that, there's been a lot of seeding in the marketplace by the over-the-counter players who increased the awareness of whitening. And ultimately, that creates people who are more interested in the category, or they are disappointed in the solution they've tried and they're going to trade up to the professional solutions. So this is a good time to expand. The centers, themselves, create a tremendous spa-like environment that's unparalleled to any other whitening experience. So it really is a point of difference for us and something that we feel is an advantage that we can really exploit.

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Tony Pilaro - BriteSmile - Chairman

Andrew, let me allude on that, if I may and that is that we get $563 on average per procedure in our centers versus slightly less than $200 at the associated center. We get four times the retail product sales. We get the email address or address of the customer and we own the customer. We really do create lifetime value. And four, we don't want to distinguish between the experience at our associated centers and ourselves, but the experience of the consumer at our centers in the spa-like environment adds to the whitening experience. And we capture that immediately and that is reflected in our dollar value of our product sales, which we expect to grow as we expand our retail products.

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Bruce Flemming - BriteSmile - President

And not only that. I might add that all of our centers are contributing positive operating cash flow.

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Andrew May - San Jacinto Securities

The new centers will be the same footprint or you're adjusting that?

Bruce Flemming - BriteSmile - President

The new centers will-- by footprint, you mean the number of chairs?

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Andrew May - San Jacinto Securities

Yes.

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Bruce Flemming - BriteSmile - President

I mean the number of chairs will, I don't know, average somewhere around six - four, five or six, depending on the location. We are really targeting some very high profile mall locations and high traffic areas.

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Andrew May - San Jacinto Securities

Can you expand about Brite To Go, or do you want to keep that for later?

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Bruce Flemming - BriteSmile - President

We will be coming out with a news release on that product, channels of distribution, price points, claims that we will be making shortly.

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Andrew May - San Jacinto Securities

That's all I have.  Thank you.

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Operator

Thank you. Our next question comes from Josh Wein with Bellator. Please state your question.

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Josh Wein - Bellator

Yes, I had a question on the 80 patents you acquired. If you could just expand a little on that, and in particular if going to market through retail channels is going to cannibalize your associated center sales, as well as your company owned centers, if you could just talk about that a little. Thank you very much.

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Bruce Flemming - BriteSmile - President

Could you repeat the-- I'm sorry, Josh, the question about cannibalization. Could you repeat that?

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Josh Wein - Bellator

Yes, I mean if you're trying to sell products for the home, if there's any sense that that could cannibalize sales in your associated centers selling through dentists and also just your company owned facilities, or if they're complementary in your eye.

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Josh Wein - Bellator

Really complementary. In fact, I think that they will accelerate the sales. And the reason I say that is that we have a niche that's becoming mass. More and more people are becoming aware of teeth whitening. And the opportunity for especially a small brand like BriteSmile is to really become top of mind as the professional solution. Each one of the, let's say over-the-counter products that


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we will distribute in a class way, not a mass way, will have incentives to drive people to the associated centers and also to our spas. So in essence, it's really a Trojan Horse to help us build the business and that's the reason we're doing it. Does that answer your question, Josh?

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Josh Wein - Bellator

Yes, thank you very much.  I appreciate it.

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Operator

Thank you. Our next question comes from Les Overway, private investor. Please state your question.

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Les Overway - private investor

Bruce, I think you guys have made substantial progress here in the last six months or so. I really like the initiatives you got going. I think the gum health thing is huge. My question is, when do we get to break-even?

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Bruce Flemming - BriteSmile - President

Well we don't comment about forward-looking statements, Les. I just think that we're in this business to not just get to break-even but to make a lot of money.

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Les Overway - private investor

Yes I know but break-even is the first step.

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Bruce Flemming - BriteSmile - President

Yes, well essentially we're cash flow-- you know we're basically cash flow neutral this past quarter. There's I think a $40,000 negative cash flow item. But other than that, you know we're very optimistic.

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Les Overway - private investor

OK, well again, good job.

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Bruce Flemming - BriteSmile - President

Thank you, Les.

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Operator

As a reminder, ladies and gentlemen, if you do have a question at this time, please press star one on your pushbutton telephone. Our next question comes from Eduardo Sanchez, private investor. Please state your question.

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Eduardo Sanchez - private investor

Hey, gentlemen, good afternoon and congratulations on a great quarter. My question is, from a cash standpoint how long have you been offering the cash incentives at the centers and have they been successful in generating cash flow
- the prepayment incentives?

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Bruce Flemming - BriteSmile - President

Oh the prepayment? First of all, the prepayment incentive is great for a couple of reasons. One, it gets people into the chair at the spa and also into the chair at our associated centers because if a person pre-pays, they show up for that appointment. Also from our perspective, clearly we have cash. And that cash, 85 percent of the people who call into our call center are pre-paying which is, I think a phenomenal achievement, given that we're selling a $600


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treatment. So it's really positive from an operating perspective.

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Eduardo Sanchez - private investor

And how long have you been offering it?

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Bruce Flemming - BriteSmile - President

Since May/June of 2002, is that right, Johnny?

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Eduardo Sanchez - private investor

OK, for about a year now?

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Bruce Flemming - BriteSmile - President

Yes.

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Eduardo Sanchez - private investor

All right.  Thank  you very much and congratulations again.

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Operator

Thank you. Our next question comes from Atilo Brillemberg, private investor. Please state your question.

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Atilo Brillemberg - private investor

Hi, how are you. I was wondering, are you guys considering splitting the stock again and make it a little more liquid?

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Bruce Flemming - BriteSmile - President

We have no current view on that that, Atilo.

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Atilo Brillemberg - private investor

Hello?

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Tony Pilaro - BriteSmile - Chairman

Atilo, I said that we don't have any current intention to split the stock.

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Atilo Brillemberg - private investor

OK, great thank you very much, Tony.

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Operator

If there are no further questions at this time, I will turn the conference back to Kelly for closing comments.

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Kelly Sullivan - BriteSmile

Thanks, everyone, for joining. And again, if anyone needs the press release you can find it at www.britesmile.com. Or feel free to call me at 212-515-1908. We appreciate your participation and look forward to hearing from you next quarter.

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Tony Pilaro - BriteSmile - Chairman

Thank you very much.

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Ladies and gentlemen, if you wish to access the replay for this call, you do so by dialing 1-800 428-6051, or 973-709-2089 with an ID number of 301223. This concludes our conference today. Thank you all for participating, and have a nice day. All parties may now disconnect.


END